Exhibit 5.1

Avocats à la Cour de Paris	Hogan Lovells (Paris) LLP 17, avenue Matignon CS 30027 75378 Paris Cedex 08 T +33 1 53 67 47 47 F +33 1 53 67 47 48 www.hoganlovells.com

To: Valneva SE

6, rue Alain Bombard

44800 Saint-Herblain (France)

October 26, 2021

Ladies and Gentlemen,

Re. Registration Statement on Form F-1 relating to the Offering of up to 6,325,000 ordinary shares of Valneva SE

1	Introduction and Purpose

1.1

We have acted as French counsel to Valneva SE, a European company (Societas Europaea or SE) organized under the laws of France, registered with the Trade and Companies Register (Registre du commerce et des sociétés) of Nantes under number 422 497 560 (the “Company”) in connection with:

(a) the offering (the “Offering”) of ordinary shares of the Company, which Offering consists of the issue and sale of up to 6,325,000 ordinary shares with a nominal value of €0.15 (the “Ordinary Shares”) of the Issuer, which may be delivered in the form of American Depositary Shares, each representing 2 Ordinary Shares (the “Offered Securities”); and

(b) the admission to trading and listing on the Nasdaq Global Market of the Offered Securities.

In connection with the preparation and filing of a registration statement on Form F-1, we have been asked to provide opinions on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

This communication is confidential and may be privileged or otherwise protected by work product immunity. Hogan Lovells (Paris) LLP is a limited liability partnership registered in England and Wales with registered number OC353350. Hogan Lovells (Paris) LLP is an affiliated business of Hogan Lovells International LLP, a limited liability partnership registered in England and Wales. The world “partner” is used to refer to a partner or member of Hogan Lovells International LLP, Hogan Lovells US LLP or any of their affiliated entities or any employee or consultant with equivalent standing.

Please refer to www.hoganlovells.com for important information on Hogan Lovells.

2 French law

This opinion (the “Opinion”) is limited to French law and is given on the basis that it will be governed by and construed in accordance with French law.

3 Scope of inquiry

For the purpose of this Opinion, we have examined the documents listed and, where appropriate, defined in the Schedule to this Opinion.

4 Assumptions

For the purpose of this Opinion, we have made the following assumptions:

4.1	all copy documents conform to the originals and all originals are genuine, complete and up-to-date;

4.2	each signature is the genuine signature of the individual concerned;

4.3	the extrait K-bis, the certificat en matière de procédures collectives and the copy of the statuts of the Company examined by us are complete and up-to-date;

4.4

the resolutions and decisions referred to in paragraphs 4 to 6 of the Schedule have not been amended or superseded, the resolutions referred to in paragraph 4 of the Schedule were duly passed at a duly convened and held Combined General Meeting of the shareholders (Assemblée Générale Mixte des actionnaires) of the Company, the decision referred to in paragraph 5 of the Schedule was duly passed at a duly convened and held meeting of the Supervisory Board (Conseil de surveillance) of the Company and the decision referred to in paragraph 6 of the Schedule was duly passed at a duly convened and held meeting of the Management Board (Directoire) of the Company;

4.5

the Underwriting Agreement and the Deposit Agreement constitute legally binding, valid and enforceable obligations of each party thereto under all applicable laws, in particular the laws of the State of New York by which they are expressed to be governed;

4.6	the offering restrictions contained in the Underwriting Agreement and the Registration Statement have been and will be complied with;

4.7

the maximum issuance amounts set forth in the shareholders’ resolution referred to in paragraph 4 of the Schedule pursuant to which the Offered Securities are issued will not be exceeded as a result of the Offering; and

4.8

the representations made by certain investors in the Investor Letter as to the fact that they belong to the categories of investors to whom the capital increase authorized by the shareholders’ resolutions referred to in paragraph 4 of the Schedule will, as applicable, be true and accurate and correct and complete.

5 Opinion

Based on the documents referred to in the Schedule and the assumptions in paragraph 4 above and subject to the qualifications in paragraph 6 and to any matters not disclosed to us, we are of the opinion that the Ordinary Shares, when issued by the Company in accordance with the resolutions of the Extraordinary General Meeting of the shareholders (Assemblée Générale Mixte des actionnaires) of the Company held on June 23, 2021 pursuant to, and in accordance with, the Underwriting Agreement against full payment of their subscription price as provided in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

6 Qualifications

This Opinion is subject to the following qualifications:

6.1

without limiting the generality of the foregoing, we have made no investigation as to the accuracy and exhaustiveness of the facts (including statements of foreign law) contained in any of the documents listed in the Schedule to this Opinion;

6.2	the issue of the Ordinary Shares will have to be decided by the Management Board (Directoire);

6.3

this opinion is subject to any limitation arising from ad hoc mandate (mandat ad hoc), conciliation (conciliation), accelerated safeguard (sauvegarde accélérée), accelerated financial safeguard (sauvegarde financière accélérée), safeguard (sauvegarde), judicial reorganization (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors’ proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the accelerated safeguard (sauvegarde accélérée), the accelerated financial safeguard (sauvegarde financière accélérée), the safeguard (sauvegarde), the judicial reorganisation (redressement judiciaire) and the judicial liquidation (liquidation judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors; and

6.4

it should be noted that notice of any change affecting the status of the Company may not be filed immediately with the Trade and Companies Register (Registre du commerce et des sociétés) and as a consequence may not immediately appear on the extrait K-bis. It should also be noted that the opening of ad hoc mandate (mandat ad hoc) or conciliation (conciliation) proceedings never appears on such document.

7 Reliance

7.1

This Opinion is addressed to you solely for your benefit in connection with the Registration Statement. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document (other than the Registration Statement) or filed with anyone without our prior written express consent.

7.2

We hereby consent to the filing with the U.S. Securities and Exchange Commission (the “Commission”) of this Opinion as Exhibit 5.1 to the Registration Statement on Form F-1 (the “Registration Statement”) and to the reference to Hogan Lovells (Paris) LLP under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Hogan Lovells (Paris) LLP

Hogan Lovells (Paris) LLP

SCHEDULE

1	A copy of the articles of association (statuts) of the Company as at October 4, 2021.

2	The extrait K-bis relating to the Company, issued by the Trade and Companies Register (Registre du commerce et des sociétés) of Nantes dated October 25, 2021.

3

The non-bankruptcy certificate (certificat en matière de procédures collectives) of the Company issued by the Trade and Companies Register (Registre du commerce et des sociétés) of Nantes dated October 26, 2021.

4

A copy of the resolutions of the Combined General Meeting of the shareholders (Assemblée Générale Mixte des actionnaires) of the Company passed on June 23, 2021, authorizing the issue of the Offered Securities by capital increase, without preferential rights to existing shareholders.

5	A copy of the decision of the Supervisory Board (Conseil de surveillance) of the Company passed on October 26, 2021 authorizing the principle of the capital increase.

6	A copy of the decision of the Management Board (Directoire) of the Company passed on October 26, 2021 deciding on the launch of the Offering.

7	A copy of the Registration Statement.

8	A copy of the latest draft Underwriting Agreement.